                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only
     (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-12

                               BRUNSWICK BANCORP
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                                BRUNSWICK BANCORP
                              439 Livingston Avenue
                         New Brunswick, New Jersey 08901

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD APRIL 24, 2001

         Notice is hereby given that the Annual Meeting of Shareholders of Brunswick Bancorp (the "Company"), will be held at 3:00 P.M. on Tuesday, April 24, 2001 at the office of Brunswick Bank and Trust Company (the "Bank"), located at 439 Livingston Avenue, New Brunswick, New Jersey 08901, for the purpose of considering and voting upon the following matters:

         1. The election of 12 nominees named in the accompanying Proxy Statement to serve as directors of the Company.

         2. To consider and vote upon the proposal that the shareholders approve an amendment to the Company's Certificate of Incorporation to increase the authorized Common Stock of the Company from 3 million shares to 10 million shares, and to authorize 10,000,000 shares of a new class of "blank check" preferred stock.

         3. Such other business as may properly come before the Meeting.

         Shareholders of record at the close of business on March 27, 2001 are entitled to notice of and to vote at the meeting. Whether or not you contemplate attending the meeting, it is suggested that the enclosed proxy be executed and returned to the Company. You may revoke your proxy by delivering to the Company a later-dated proxy or by delivering a written notice of revocation to the Company.

                                By Order of the Board of Directors


                                THOMAS FORNALE, Secretary


April 11, 2001

                  IMPORTANT - PLEASE MAIL YOUR PROXY STATEMENT

         You are urged to sign and return the enclosed Proxy to the Company promptly in the envelope provided so that there may be sufficient representation at the Annual Meeting.

                                BRUNSWICK BANCORP
                              439 Livingston Avenue
                         New Brunswick, New Jersey 08901

                                 PROXY STATEMENT
                              DATED APRIL 11, 2001

                       GENERAL PROXY STATEMENT INFORMATION

OUTSTANDING SECURITIES AND VOTING RIGHTS

        This Proxy Statement is furnished in connection with the solicitation of the Board of Directors of Brunswick Bancorp (the "Company") of proxies for use at the Annual Meeting of Shareholders of the Company to be held at 3:00 P.M. on Tuesday, April 24, 2001 at the office of Brunswick Bank & Trust Company (the "Bank"), located at 439 Livingston Avenue, New Brunswick, New Jersey 08901. This proxy is first being mailed to shareholders on approximately April 11, 2001.

        The record date for determining shareholders entitled to notice of and to vote at the Annual Meeting was March 27, 2001. Only shareholders of record as of that date will be entitled to notice of and to vote at the Annual Meeting.

        On the record date, 1,864,532 shares of common stock were outstanding and eligible to be voted at the Annual Meeting.

        Each share of common stock is entitled to one vote. All shares represented by valid proxies received pursuant to this solicitation will be voted in favor of the 12 nominees for director named in this Proxy Statement and in favor of the proposal to amend the Company's Certificate of Incorporation to increase the Company's authorized common stock and to authorize "blank check" preferred stock, unless the shareholder specifies a different choice by means of his proxy or revokes the proxy prior to the time it is exercised. Should any other matter properly come before the Annual Meeting, the persons named as proxies will vote upon such matters according to their discretion.

        At the meeting, inspectors of election will tabulate both ballots cast by shareholders present and voting in person, and votes cast by proxy. Under applicable state law and the Company's Certificate of Incorporation and Bylaws, abstentions and broker non-votes are counted for purposes of establishing a quorum but otherwise do not count in the election of directors or the vote on amending the Certificate of Incorporation. Directors are elected by a plurality of the votes cast. The affirmative vote of a majority of the votes cast is required to adopt the amendment to the Certificate of Incorporation. Thus, abstentions and broker non-votes will have no effect on the outcome of the vote to elect directors or to approve the amendment to the Certificate of Incorporation.


REVOCABILITY OF PROXIES

        Any shareholder given a proxy has the right to attend and vote at the Annual Meeting in person. A proxy may be revoked prior to the Annual Meeting by delivering a later-dated proxy or a written revocation sent to Thomas Fornale, Secretary of the Company, at the office of the Bank, P.O. Box 29, New Brunswick, New Jersey 08903 or by hand delivery to 439 Livingston Avenue, New Brunswick, New Jersey. A proxy may be revoked at the Annual Meeting by filing a later-dated proxy or a written notice of such revocation with the Secretary of the Meeting prior to the voting of such proxy.


SOLICITATION OF PROXIES

        This proxy solicitation is being made by the Board of Directors of the Company and the cost of the solicitation will be borne by the Company. In addition to the use of the mails, proxies may be solicited personally or by telephone or telegraph by officers, directors and employees of the Company or the Bank who will not be specially compensated for such solicitation activities. Arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries for forwarding solicitation materials to the beneficial owners of shares held of record by such persons and the Company will reimburse such persons for their reasonable expenses incurred in forwarding the materials.

                     PROPOSAL NO. 1 - ELECTION OF DIRECTORS

        The by-laws of the Company provides that the number of directors shall not be less than 5 nor more than 25 and permits the exact number to be determined from time to time by the Board of Directors. The Board has fixed the number of directors at 12.

        It is intended that the persons named in the proxy will vote for the election of the 12 nominees named below to serve as directors. Discretionary authority is solicited to vote for a lesser number of nominees or to vote for the election of a substitute nominee if, for any reason, any nominee is unable to serve or refuses to serve as a candidate for election. The Company has no reason to believe any nominee would not serve if elected.

        The following table sets forth the name and age of the Board's nominees, the nominee's position with the Company, if any, the principal occupation or employment of each nominee for the past five years and the period during which each nominee has served as a director. The nominee's service as a director includes prior service as a director of the Bank.


   NAME, AGE AND POSITION             PRINCIPAL OCCUPATIONS                                         DIRECTOR
   WITH COMPANY                       DURING PAST FIVE YEARS                                        SINCE
------------------------------------------------------------------------------------------------------------
   Bruce Arbeiter, 61                 President, Jupiter Equity Group                               1981

   Phillip W. Barrood, 75             President, Century 21 Barrood                                 2000

   Joseph DeMarco, 66                 President, High Grade Beverage Company                        1975

   Dominick Faraci, 85                President, D&J Real Estate                                    1975

   James V. Gassaro, 57               Attorney at Law                                               2000

   Carmen J. Gumina, 68               Chairman of the Board and Chief Executive Officer,
   Chairman of the Board              Brunswick Bank and Trust Company                              1973
   and Chief Executive Officer

   Michael Kaplan, 60                 President, Kaplan and Sons (Construction Company)             1980

   Richard A. Malouf, 55              President, Malouf Auto Dealerships                            1996

   Robert McDaid, 40                  President, Renaissance Properties (Construction Company)      2000

   Frederick H. Perrine, 74           President, Perrine Pontiac, Inc.                              1975

   Gary S. Russo, 46                  President, Rure Associates (Window Contractor)                2000

   Robert P. Sica, 67                 President, New Brunswick Plating, Inc.                        1996


        No director of the Company is also a director of any other company registered pursuant to Section 12 of the Securities Exchange Act of 1934 or any company registered as an investment company under the Investment Company Act of 1940.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers to file reports of holdings and transactions in the Company's Common Stock with the Securities and Exchange Commission (the "SEC"). Based on the Company's records and other information the Company believes that all of the reports required to be filed under Section 16(a) were filed on a timely basis with respect to the year ended December 31, 2000.

                                PROPOSAL NO. 2 -
           AN AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION
             TO INCREASE THE AUTHORIZED COMMON STOCK OF THE COMPANY
             FROM 3,000,000 TO 10,000,000 SHARES, AND TO AUTHORIZE 10,000,000 SHARES OF A NEW CLASS OF "BLANK CHECK" PREFERRED STOCK


GENERAL

        On December 12, 2000, the Board of Directors unanimously approved an amendment to Article V of the Company's Certificate of Incorporation to increase the authorized capital stock to 20,000,000 shares from 3,000,000 shares, to increase the authorized common stock to 10,000,000 shares and to authorize 10,000,000 shares of a new class of "blank check" preferred stock. The Company currently has 3,000,000 shares of authorized common stock, but is not authorized to issue preferred stock.

        Under the proposed amendment, the Company will have a total of 20,000,000 authorized shares of which 10,000,000 shares are common stock and 10,000,000 shares are preferred stock which generally could be issued by the Board without further shareholder approval. Under the proposed amendment, the Board will have the right to establish classes or series of preferred stock and to determine the relative rights, preferences and limitations of each such new class or series, including dividend rights, conversion rights, voting rights, redemption prices and similar matters.

        The full text of the proposed amendment is attached to this proxy statement as Appendix A. The description of the amendment is qualified in its entirety by reference to Appendix A.

PURPOSE OF THE PROPOSAL

        The purpose of this amendment is to maximize the Company's ability to expand its capital. Although the Company has no agreements, commitments or plans at this time for the sale or other use of additional shares of stock, the Board of Directors believes that the proposed authorization to issue both common and preferred stock will provide the Company with increased flexibility in generating additional capital, achieving future acquisitions and meeting its corporate needs. If the issuance of shares is deemed advisable in connection with raising additional capital, or future acquisitions, having the authority to issue the additional shares would avoid the time delay and expense of a special shareholders' meeting to authorize the issuance of either common or preferred stock. No further action or authorization by the Company's shareholders would be necessary prior to issuance of such stock, except as may be required for a particular transaction by applicable law or regulation, including but not limited to the listing regulations of the American Stock Exchange, which may require approval under certain circumstances.

        The preferred stock that would be authorized by this amendment is referred to as "blank check" preferred stock. The term "blank check" preferred stock refers to stock for which the designation, preferences, conversation rights, cumulative, relative, participating, optional or other rights, including voting rights, qualifications, limitations or restrictions are determined by the board of directors of a corporation. As such, the Board of Directors will, in the event of the approval of this proposal, be entitled to authorize the creation and issuance of 10,000,000 shares of preferred stock in one or more series with such limitations and restrictions as may be determined in the Board's sole discretion, and no further authorization will be required from the Company's shareholders.


POSSIBLE ADVERSE EFFECTS OF THE PROPOSAL

        The issuance of the preferred stock or additional common stock may have certain adverse effects upon the current holders of common stock. Issuance of shares of preferred stock could affect the voting rights of holders of common stock if any classes or series of preferred stock had disproportionately high voting rights, or had voting rights with respect to particular matters. Holders of the Company's common stock will not have preemptive rights with respect to the preferred stock or additional common stock. The issuance of additional common stock, either directly or through issuance of a class or series of preferred stock convertible into or redeemable for common stock, would increase the number of shares of common stock outstanding, thereby diluting the percentage ownership of existing shareholders, as well as possibly diluting book value per share and/or earnings per share. Shares of preferred stock generally will be preferred to common stock as to dividend rights and distributions in the event of liquidation.


POSSIBLE ANTI-TAKEOVER EFFECTS OF THE PROPOSAL

        The authorization or issuance of common stock or blank check preferred stock may be viewed as being an "anti-takeover" device. In the event of a proposed merger, tender offer or other attempt to gain control of the Company that the Board of Directors does not believe to be in the best interests of the Company or its shareholders, the Board could issue additional common stock or preferred stock which could make any such takeover attempt more difficult to complete. Blank check preferred stock may also be used in connection with the issuance of a shareholder rights plan, sometimes called a poison pill. The Board of Directors has not approved any plan to issue any common or preferred stock for this or any other purpose. The Board of Directors does not intend to issue any common or preferred stock except on terms that the Board deems to be in the best interest of the Company and its shareholders.


VOTE REQUIRED FOR ADOPTION OF THE PROPOSAL

        In accordance with the New Jersey Business Corporation Act and the Company's Certificate of Incorporation, the affirmative vote of a majority of those shares of common stock voting on this proposal is required to adopt the amendment to the Certificate of Incorporation.


RECOMMENDATION

        Your Board of Directors unanimously recommends a vote FOR the amendment to the Certificate of Incorporation included in Proposal 2.

                   BOARD MEETINGS AND COMMITTEES OF THE BOARD

        The Company held three meetings of the Board during 2000.

        The directors of the Company also serve as directors of the Bank. The Board of Directors of the Bank schedules regular meetings every second Tuesday of each month and special meetings as circumstances require. During 2000, the Board of Directors of the Bank held 10 meetings.

        The Bank maintains a Loan Committee, Audit Committee, Nominating Committee, Wage and Compensation Committee, Compliance Committee and Finance Committee. The Nominating and Wage and Compensation Committees of the Bank are appointed once a year by the Chairman of the Board of the Bank. The Loan Committee consists of 3 directors and met 10 times during 2000.

        The Audit Committee of the Bank arranges for the Bank's directors' examination through its independent public accountant, reviews and evaluates the recommendations of the directors' examination and recommends any action to be taken in connection therewith. A copy of the Audit Committee charter is included in this year's proxy statement as Appendix B. During 2000, the Audit Committee consisted of 5 directors, Joseph DeMarco, James Gassaro, Gary Russo, Frederick Perrine and Richard Malouf, and met 9 times.

        The Nominating Committee of the Bank recommends a slate of nominees for election as directors. The Nominating Committee consists of 2 directors who in 2000 were Richard Malouf and Frederick Perrine. The Committee met once during 2000. The Nominating Committee will consider nominees recommended by shareholders. Such recommendations should be sent in writing to the Secretary of the Company no later than December 31, 2001 for consideration in connection with the Company's 2002 Annual Meeting.

        The Compensation Committee recommends wage increases and other compensation for senior officers of the Bank. The Compensation Committee consists of two directors who in 2000 were Frederick Perrine and Robert Sica, and met 2 times.

         During 2000 all directors except Richard Malouf and Robert Sica attended at least 75 percent of the aggregate of the total number of Company Board meetings and meetings of committees of the Board on which they served. Mr. Malouf and Mr. Sica attended 70% of the scheduled meetings.

                             DIRECTORS' COMPENSATION

        There are no director fees for the Company. Director fees for the Bank consist of $400 for each meeting of the Board of Directors attended. Directors who are members of committees of the Bank receive a fee of $125 for each committee meeting attended. Directors who render services in appraising the value of property also receive appraisal fees.

        In addition, on January 1, 2000 each non-employee director (Messrs. Malouf, Arbeiter, Sica, Kaplan, Perrine, DeMarco, McDaid, Russo, Barrood, Gassaro and Faraci) was granted options to purchase 8,500 shares of the Company's common stock at an exercise price of $10.00 per share. All these options are subject to a vesting schedule, wherein 20% of the total amount of options granted to each optionee will become exercisable on each anniversary of the date of grant, with 100% of the options becoming exercisable upon the fifth
(5th) anniversary of the grant date.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK
                    BY MANAGEMENT AND PRINCIPAL SHAREHOLDERS

        The following table sets forth information concerning the beneficial ownership of the Company's common stock, as of February 8, 2001, by each director and by each executive officer of the Company for whom individual compensation information is required to be set forth in the Proxy Statement pursuant to SEC rules (the "Named Officer"), by all directors and executive officers as a group, and by other principal shareholders. The Company knows of no person or group which beneficially owns 5% or more of the Company's stock, except as set forth below.

                                                                  NUMBER OF SHARES              PERCENTAGE
                                                               BENEFICIALLY OWNED (1)            OF CLASS
       Directors, Nominees for Director and Named Officers:
             Bruce Arbeiter                                        40,492(2)                         2.2%
             Phillip W. Barrood                                     2,474(3)                          .1%
             Joseph DeMarco                                        56,870(4)                         3.2%
             Dominick Faraci                                        9,504(5)                          .5%
             James V. Gassaro                                       1,500                             .1%
             Carmen J. Gumina                                     307,802(6)                        16.5%
             Roman T. Gumina                                      139,624(7)                         7.5%
             Michael Kaplan                                        29,780(8)                         1.6%
             Richard A. Malouf                                      4,700                             .3%
             Robert McDaid                                           ,500                             .1%
             Frederick H. Perrine                                   4,680                             .3%
             Gary S. Russo                                         10,000                             .5%
             Robert P. Sica                                         7,504(9)                          .4%
       Directors and Named
       Officers as a Group (13 persons)                           612,850                           32.9%
       Other Principal Shareholders:
             Else M. Gumina
             311 Coconut Row
             Palm Beach, FL 33480                                 159,616                            8.6%
             Josephine J. Gumina
             57 Patton Drive
             East Brunswick, NJ 08816                              94,272                            5.1%

        (1) Beneficially owned shares include shares over which the named person exercises either sole or shared voting power or sole or shared investment power. It also includes shares owned (i) by a spouse, minor children or by relatives sharing the same home, (ii) by entities owned or controlled by the named person and (iii) by other persons if the named person has the right to acquire such shares within 60 days by the exercise of any right or option. Unless otherwise noted, all shares are owned of record and beneficially by the named person.

         (2) Of this total, 750 shares are held by Mr. Arbeiter in his name, 31,170 shares are held by Mr. Arbeiter and his wife jointly and 8,572 shares are held by a profit sharing plan for the benefit of Mr. Arbeiter.

        (3) Of this total, 2,362 shares are held by Mr. Barrood in his name and 112 shares are held jointly with his wife.

        (4) Of this total, 14,046 shares are held by Mr. DeMarco in his name, 24,832 shares are held by Mr. DeMarco and his wife jointly, 14,060 shares are held by his wife in her name, 1,352 shares are held by a company in which he owns a substantial interest, and 2,580 shares are held by a company in which Mr. DeMarco is a partner (along with Mr. Gumina) and has substantial ownership.

        (5) Of this total, 4,634 shares are held by Mr. Faraci in his name and 4,870 shares are held jointly with his wife.

        (6) Of this total, 263,766 shares are held by Mr. Gumina in his name, 6,574 shares are held in trust for his son who resides at home, 2,580 shares are held by a company in which Mr. Gumina (along with Mr. DeMarco) is a partner and has substantial ownership, 4,882 shares are held in his account in the Brunswick Bank and Trust Profit Sharing and Cash or Deferred Contribution Plan and 30,000 shares are held in a Restricted Stock Award Plan.

        (7) Of this total 103,435 shares are held in a family trust and 6,189 shares are held in his account in the Brunswick Bank and Trust Profit Sharing and Cash or Deferred Contribution Plan and 30,000 shares are held in a Restricted Stock Award Plan. Excluded from the shares reported for Mr. Gumina are 20,428 shares held by the Profit Sharing Plan (some of which are shown in the table for Directors and Named Officers). By virtue of Mr. Gumina's service of Trustee of the Plan, it may be asserted that he has beneficial ownership of such shares. He disclaims beneficial ownership of such shares.

        (8) Of this total, 24,380 shares are held by Mr. Kaplan in his name and 5,400 shares are held by his wife in her name.

        (9) Of this total, 1,270 shares are held by Mr. Sica in his name and 6,234 shares are held jointly with his wife.

                             EXECUTIVE COMPENSATION

        The following table summarizes all compensation earned in the past three years for services performed in all capacities for the Company by Carmen J. Gumina, the Company's CEO and Roman T. Gumina, President who are the only persons that meet the definition of "Named Officer" under the SEC executive compensation disclosure rules. Carmen J. Gumina and Roman T. Gumina are father and son.
                           SUMMARY COMPENSATION TABLE


                                                                                  LONG TERM
                                                                                 COMPENSATION
                                                                                    AWARD
                                                                                 ------------
                                                                                  RESTRICTED
                                                       ANNUAL COMPENSATION          STOCK
                                                    --------------------------      AWARDS            ALL OTHER
NAME AND PRINCIPAL POSITION            YEAR         SALARY ($)       BONUS ($)      (1)($)        COMPENSATION(2)($)
---------------------------            ----         ----------       ---------   -------------    ------------------
Carmen J. Gumina, Chairman             2000          250,000         10,000         310,900             134,801
of the Board and CEO                   1999          250,000         10,000            0                134,480
of the Company and the Bank            1998          230,000         11,500            0                132,184

Roman T. Gumina,                       2000          187,500          7,500         310,900             86,801
President                              1999          169,500          6,800            0                14,480
of the Bank                            1998          150,270          7,475            0                11,966

NOTES

(1) As required by Securities and Exchange Commission rules, the dollar amounts set forth in this column reflect the value of unrestricted stock as of the date of the grants. All restrictions on restricted stock awards lapse at the rate of 10% per year commencing with the first anniversary of the date of grant. Dividends are credited on restricted stock at the same time and in the same amount as dividends paid to all other common stock holders. Credited dividends are accumulated and are subject to the same restrictions as the underlying restricted stock. The restricted stock awards are made pursuant to the Brunswick Bancorp Restricted Stock Plan Award. Upon a "change in control" as defined in that plan, all restrictions on shares of restricted stock will lapse and all options will vest in full.

(2) The amount shown for all other compensation represents two other employee benefit plans. In 1988, the Company established the Brunswick Bank and Trust Profit Sharing, and Cash or Deferred Contribution Plan for eligible employees. All employees of the Bank who are 21 years of age or older and have completed one year of continuous service are eligible. The Plan consists of employer contributions and voluntary employee contributions. For the year ended December 31, 2000, the Company contributed $96,731 to the Plan. Carmen J. Gumina received a benefit of $14,801, $14,480, and $12,184 for the years ending 2000, 1999, and 1998 respectively. Roman T. Gumina received a benefit of $14,801, $14,480, and $11,966 for the years ending 2000, 1999, and 1998 respectively.

        Effective as of January 1, 1995, the Company adopted a Non-Qualified Deferred Compensation Plan (the "Plan"). Under the Plan, the Company may award deferred compensation to such key employees and in such amounts as are determined from time to time by the Compensation Committee of the Board of Directors. At the time of each award, the Compensation Committee is to establish a vesting schedule for payment of the compensation on a deferred basis. The contributions made by the Corporation under the Plan are to be held in trust and managed by a plan administrator. For 2000, the only employees granted an award under the Plan were Carmen J. Gumina and Roman T. Gumina. Carmen J. Gumina received a deferred compensation benefit of $120,000 for the last three years, and Roman T. Gumina received a deferred compensation benefit of $72,000 for the year ending December 31, 2000.

                          EXECUTIVE COMPENSATION REPORT

         The following report was prepared by the Board of Directors of Brunswick Bancorp.

         Brunswick Bank and Trust is the primary subsidiary of Brunswick Bancorp. The compensation of senior officers of the Bank is determined by, or under the direction of, the full Board of Directors of the Bank. While the Board of Directors of the Bank may set compensation itself, or act through its Compensation Committee, which is currently composed of Directors, Frederick Perrine and Robert Sica, actual practice in recent years has been for the Bank's CEO to set compensation, with the exception of stock options, for all senior officers, including himself, subject to the Board's right to modify or rescind his decisions.

         In determining the compensation of each senior officer for 2000, the CEO based his decisions on the particular officer's responsibilities, background and prior year's performance, as well as the performance of the Bank as a whole and the performance anticipated from the officer during 2001. The Board of Directors of the Bank did not modify or rescind any compensation decisions made by the CEO with respect to 2000.

         During 2000, Carmen J. Gumina's base compensation was set at $250,000 per year. This rate was based on Mr. Gumina's responsibilities, background and performance, and the performance of the Bank as a whole.

         The Bank has a profit sharing and 401K plan for which all employees, including executive officers, are eligible for participation. Vested contributions under this plan are one way in which executive compensation is related to the performance of the Bank as a whole. In 2000, executive officers of the Bank as a group received a total of $31,967 under the plan.

         Effective as of January 1, 1995, the Company adopted the Non-Qualified Deferred Compensation (the "Plan"). The Plan is intended to foster sustained financial growth through the retention of valuable employees. Under the Plan, the Company may award deferred compensation to key employees. For 2000, the Company granted awards of $120,000 and $72,000 under the Plan to Carmen J. Gumina and Roman T. Gumina, respectively.

         In April 2000, the shareholders approved an amendment and restatement of the Brunswick Bancorp 1998 Stock Option Plan now known as the Brunswick Bancorp 2000 Stock Option Plan, and a Restricted Stock Award Plan to key personnel of the Bank. The responsibility for establishing stock option awards and the restricted stock awards rests with the Compensation Committee. The Compensation Committee makes recommendations for awards based upon the following criteria:

         (1) The performance of the officer or employee of the Bank.

         (2) The benefit which the Company has derived as a result of the efforts of the award candidate.

         (3) The Company's desire to encourage long-term employment of the award candidate.

         During the year 2000 no stock options were awarded to Carmen J. Gumina or Roman T. Gumina. The Compensation Committee did issue a restricted stock award to Carmen J. Gumina and Roman T. Gumina of 30,000 shares each. The value of the restricted stock award is indicated in the Executive Compensation summary table.

                   THE BOARD OF DIRECTORS OF BRUNSWICK BANCORP

    Bruce Arbeiter            James V. Gassaro             Robert McDaid
    Phillip W. Barrood        Carmen J. Gumina             Frederick H. Perrine
    Joseph DeMarco            Michael Kaplan               Gary S. Russo
    Dominick Faraci           Richard A. Malouf            Robert P. Sica

                                 AUDIT COMMITTEE

         Beginning this year, the Securities and Exchange Commission requires each publicly-registered company to include in its annual proxy statement certain information about its audit committee and a report from that committee. This newly-required information and report are set forth below.

INFORMATION ABOUT OUR AUDIT COMMITTEE AND ITS CHARTER

        Brunswick Bancorp has a standing Audit Committee. Our Board of Directors has adopted a written charter for the Audit Committee. A copy of that charter is included as Appendix B at the end of this proxy statement. Each member of the Audit Committee is independent, as that term is defined in the listing standards of the American Stock Exchange relating to audit committees.

REPORT OF THE AUDIT AND EXAMINING COMMITTEE

April 3, 2001

        To the Board of Directors of Brunswick Bancorp:

        We have reviewed and discussed with management the Company's audited financial statements as of and for the year ended December 31, 2000.

        We have discussed with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Pubic Accountants.

        We have received and reviewed the written disclosures and the letter from the independent auditor required by Independence Standard No. 1, Independence Discussions with Audit Committee, as amended, by the Independence Standards Board, and have discussed with the auditor the auditor's independence.

        Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the financial statements referred to above be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2000.

                           Frederick Perrine, Chairman
                                 Joseph DeMarco
                                  James Gassaro
                                   Gary Russo
                                 Richard Malouf


           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        Among those who served on the board of directors of the Company during 2000 and thus were ultimately responsible for setting executive officer compensation, Carmen J. Gumina is himself an executive officer of the Company.

        Mr. Gumina and his associates were customers of and had transactions with the Bank in the ordinary course of business during the year ended December 31, 2000. Similar transactions may be expected to take place with the Bank in the future. Outstanding loans and commitments made by the Bank in transactions with Mr. Gumina and his associates were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than a normal risk of collectability or present other unfavorable features.

        The Bank leases one of its operating locations from Cardal Associates. Carmen J. Gumina, CEO and Chairman of the Board of the Company, is the sole principal in Cardal Associates. Rent paid to Cardal Associates by the Bank totalled $330,142 for the year ended December 31, 2000. The Company anticipates a rental amount relatively unchanged for 2001.

        The Bank performs servicing of two loans which are owned by Anpol Associates, an entity in which Carmen J. Gumina, CEO and Chairman of the Board of the Company, owns a 33% interest. As of December 31, 2000, loans serviced for Anpol totaled $340,606. The Bank retains the servicing on the one loan, for Carmen J. Gumina which has an outstanding principal balance of $53,194 as of December 31, 2000. The loan participation sold and the servicing performed are done on substantially the same terms as those prevailing at the time for comparable transactions with other parties.


                      CERTAIN TRANSACTIONS WITH MANAGEMENT

         The Company has had, and may be expected to have in the future, transactions with directors, principal officers, their immediate families, and affiliated companies in which directors are principal stockholders (commonly referred to as related parties). The Bank has made loans to its directors and officers and their associates. All such loans (i) were made in the ordinary course of business, (ii) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and (iii) did not involve more than the normal risk of collectability or present other unfavorable features. Other material transactions are described above under the caption "Compensation Committee Interlocks and Insider Participation."

                                PERFORMANCE GRAPH

        This graph compares the cumulative total return on a hypothetical $100 investment made on December 31, 1995 in: (a) Brunswick Bancorp common stock; (b) the Standard & Poor's (S&P) 500 Stock Index; and (c) SNL Securities less than $250 million Bank Index. The graph is calculated assuming that all dividends are reinvested during the relevant periods. The graph shows how a $100 investment would increase or decrease in value over time, based on dividends, (stock or cash) and increases or decreases in the market price of the stock.

        This year, Brunswick Bancorp switched from the KBW 50 Index, an index composed of fifty money center and regional banks to the SNL Securities less than $250 million in assets Bank Index. This switch should provide a consistent means for comparing the performance of Brunswick Bancorp's common stock against other financial institutions comparable in size. The comparable figures in the graph below for the KBW 50 Index would have been: 01/01/96 - $100.00; 12/31/96 - $141.46; 12/31/97 - $206.80; 12/31/98 - $223.91; 12/31/99 - $216.14; 12/31/00 -
$259.50.

                             INDEX OF TOTAL RETURNS
                 BASED ON DIVIDENDS AND MARKET PRICE OF STOCK -
                      DOES NOT REFLECT EARNINGS PERFORMANCE

                               [BAR GRAPH]

INDEX                          1995        1996          1997          1998          1999       2000
  Brunswick Bancorp           100.00       99.98        173.29        213.28        180.90     188.76
  S&P 500                     100.00      122.86        163.86        210.64        254.97     231.74
  SNL<$250M Bank Index        100.00      126.34        206.17        195.98        172.09     170.38

                          INDEPENDENT PUBLIC ACCOUNTANT

        Michael R. Ferraro, Certified Public Accountant, is the successor to the firm of Ferraro, Wood & Company, Certified Public Accountants, which dissolved on October 31, 1998. Michael R. Ferraro, Certified Public Accountant, and its predecessor firms, have served as the Bank's and the Company's independent public accountants since 1978. Michael R. Ferraro, Certified Pubic Accountant, audited the Company's 2000 financial statements. Selection of the Company's independent public accountants for the 2001 fiscal year will be made by the Board of Directors subsequent to the Annual Meeting.

        A representative of Michael R. Ferraro, Certified Public Accountant, will be present at the Annual Meeting to be available to answer appropriate questions and will have the opportunity to make a statement if he so desires.

        The fees billed for services rendered for Brunswick Bancorp by Michael
R. Ferraro, Certified Public Accountant for the year 2000 were as follows:

        Audit Fees                                    $51,530
        All Other Fees                                $20,450

        The Audit Committee has considered whether the provision of the services covered under the caption "All Other Fees" above is compatible with maintaining the outside auditor's independence.

                              SHAREHOLDER PROPOSALS

        New Jersey corporate law requires that the notice of a regular or special shareholders' meeting specify the purposes of the meeting. Thus, a shareholder proposal must be referred to in the Company's notice of the meeting for the proposal to be validly considered at an annual meeting.

        Any shareholder who wishes to have a proposal included in the Company's notice of shareholders' meeting, proxy statement and proxy card for its 2002 annual meeting must submit the proposal to the Secretary of the Company by the applicable deadline. The deadline is December 1, 2001, subject to change as noted below.

        If the Company changes its 2002 annual meeting date to a date more than 30 days from the date of its 2001 annual meeting, then the deadline will be changed to a reasonable time before the Company begins to print and mail its proxy materials. If the Company changes its meeting date and alters the deadline, the Company will specify the new deadline in Item 5 of its first Form 10-Q filed with the SEC after the date change. If it is not practical to use the 10-Q to inform shareholders, the Company will inform its shareholders about the change in another way.

                                  OTHER MATTERS

        The Board of Directors is not aware of any other matters which may come before the annual meeting. However, in the event such other matters come before the meeting, it is the intention of the persons named in the proxy to vote on any such matters in accordance with the recommendations of the Board of Directors.
        Shareholders are urged to sign the enclosed proxy, which is solicited on behalf of the Board of Directors, and return it to the Company in the enclosed envelope.
                                    BY ORDER OF THE BOARD OF DIRECTORS



                                    Carmen J. Gumina
                                    Chairman of the Board
New Brunswick, New Jersey
April 11, 2001

        A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K (EXCEPT EXHIBITS) FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WILL BE FURNISHED TO ANY SHAREHOLDER UPON WRITTEN REQUEST ADDRESSED TO MR. THOMAS FORNALE, SECRETARY, BRUNSWICK BANCORP, 439 LIVINGSTON AVENUE, NEW BRUNSWICK, NEW JERSEY 08901.

APPENDIX A


ARTICLE V OF THE CERTIFICATE OF INCORPORATION AS PROPOSED TO BE AMENDED:

        The proposed amendment will change Article V of the Certificate of Incorporation to read in its entirety as follows:

                                  CAPITAL STOCK

        1. The total authorized capital stock of the Corporation shall be 20,000,000 shares, consisting of 10,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock which may be issued in one or more classes or series. The shares of Common Stock shall constitute a single class and shall be without nominal or par value. The shares of Preferred Stock of each class or series shall be without nominal or par value, except that the amendment authorizing the initial issuance of any class or series, adopted by the Board of Directors as provided herein, may provide that shares of any class or series shall have a specified par value per share, in which event all of the shares of such class or series shall have the par value per share so specified.

        2. The Board of Directors of the Corporation is expressly authorized from time to time to adopt and to cause to be executed and filed without further approval of the shareholders amendments to this Certificate of Incorporation authorizing the issuance of one or more classes or series of Preferred Stock for such consideration as the Board of Directors may fix. In an amendment authorizing any class or series of Preferred Stock, the Board of Directors is expressly authorized to determine:

             (a) The distinctive designation of the class or series and the number of shares which will constitute the class or series, which number may be increased or decreased (but not below the number of shares then outstanding in that class or above the total shares authorized herein) from time to time by action of the Board of Directors;

             (b) The dividend rate on the shares of the class or series, whether dividends will be cumulative, and, if so, from what date or dates;

             (c) The price or prices at which, and the terms and conditions on which, the shares of the class or series may be redeemed at the option of the Corporation;

             (d) Whether or not the shares of the class or series will be entitled to the benefit of a retirement or sinking fund to be applied to the purchase or redemption of such shares and, if so entitled, the amount of such fund and the terms and provisions relative to the operation thereof;

             (e) Whether or not the shares of the class or series will be convertible into, or exchangeable for, any other shares of stock of the Corporation or other securities, and if so convertible or exchangeable, the conversion price or prices, or the rates of exchange, and any adjustments thereof, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;

             (f) The rights of the shares of the class or series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

             (g) Whether or not the shares of the class or series will have priority over, parity with, or be junior to the shares of any other class or series in any respect, whether or not the shares of the class or series will be entitled to the benefit of limitations restricting the issuance of shares of any other class or series having priority over or on parity with the shares of such class or series and whether or not the shares of the class or series are entitled to restrictions on the payment of dividends on, the making of other distributions in respect of, and the purchase or redemption of shares of any other class or series of Preferred Stock or Common Stock ranking junior to the shares of the class or series;

             (h) Whether the class or series will have voting rights, in addition to any voting rights provided by law, and if so, the terms of such voting rights; and

             (i) Any other preferences, qualifications, privileges, options and other relative or special rights and limitations of that class or series.

        ARTICLE V OF THE CERTIFICATE OF INCORPORATION AT PRESENT:

        Article V of the Certificate of Incorporation presently reads as set forth below:

                                  CAPITAL STOCK

        The Corporation is authorized to issue 3,000,000 shares of common stock, all of which are without nominal or par value.

APPENDIX B


                                BRUNSWICK BANCORP
                             AUDIT COMMITTEE CHARTER

        This Audit Committee Charter (this "Charter") has been adopted by the Board of Directors (the "Board") of Brunswick Bancorp (the "Company"). The Audit Committee of the Board (the "Committee") shall review and reassess this charter annually and recommend any proposed changes to the Board for approval. It is anticipated that the Board of Directors of the Company's subsidiary, Brunswick Bank and Trust Company (the "Bank") will appoint an audit committee of the board of the Bank (the "Bank Committee") composed of the same members as the Committee. Provided that the membership of the Committee and the Bank Committee are the same, then the two committees shall perform their functions together and the actions and minutes of either committee shall serve as the actions and minutes of the other, unless either committee determines (and sets forth in its minutes) that it should act in a separate capacity.

OVERALL ROLE OF THE COMMITTEE

        The Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing, internal control, and financial reporting practices of the Company. The Committee shall maintain minutes of meetings and periodically report to the Board of Directors on significant results of its activities.


MEMBERSHIP; INDEPENDENCE; ORGANIZATION

        The membership of the Committee shall consist of at least three and no more than five directors (with the exact number of committee members determined by the Board from time to time.) Each Committee member shall be free of any relationship that, in the opinion of the Board, may interfere with such member's individual exercise of independent judgement. Each Committee member shall also be independent and financially literate, and at least one member shall have accounting or related financial management expertise, all as set forth in the applicable rules of the Nasdaq or such exchange upon which the Company's securities may be listed.

MEETINGS

        The Committee shall meet at least once each calendar quarter, or more frequently as the Committee considers necessary.

        All meetings shall be attended by the Company's internal auditors. The Committee may also invite other members of Management or the Company's independent auditors to attend.

RESPONSIBILITIES AND DUTIES

        Although the Committee may wish to consider other duties from time to time, the general recurring activities of the Committee in carrying out its oversight role are described below. (Subheadings are for convenience only and do not limit the items listed below them.) The committee shall be responsible for:

Independent Auditors

        - Recommending to the Board for its approval the independent auditors to be retained to audit the financial statements of the Company. Such auditors are ultimately accountable to the Board and the Committee, as representatives of the shareholders.

        - Reviewing and approving the scope of the independent auditors' auditing work and other services and their fees for each year.

        - Evaluating, together with the Board, the performance of the independent auditors and, where appropriate, replacing such auditors.

        - Obtaining annually from the independent auditors a formal written statement describing all relationships between the auditors and the Company, consistent with Independence Standards Board Standard Number 1.

        - Reviewing the audit plan of the independent auditors and its integration with the Company's internal audit plan, and reviewing progress against the audit plan at the Committee's meetings.

        - Reviewing pending regulatory changes and proposed new accounting standards as presented by the independent auditors and evaluating their impact on the Company.

Financial Statements; Reports

        - Reviewing the audited financial statements and discussing them with management and the independent auditors. These discussions shall include the matters required to be discussed under Statement of Auditing Standards No. 61.

        - Annually issuing a report to be included in the Company's proxy statement as required by the rules of the Securities and Exchange Commission.

        - Discussing with a representative of Management and the independent auditors: (1) the interim financial information contained in the Company's Quarterly Report on Form 10-Q prior to its filing and (2) the results of the review of such information by the independent auditors.

        - Reviewing and discussing with a representative of Management and the independent auditors: (1) reports from the independent auditors regarding internal controls and their effectiveness,
                (2) reports from the independent auditors regarding compliance with laws and regulations, and (3) the annual management letter from the independent auditors and Management response thereto.

Internal Auditors

        - Discussing with Management and the internal auditors the internal audit function's organization, objectivity, responsibilities, plans, results, budget and staffing.

        - Discussing with Management, the internal auditors, and the independent auditors the quality and adequacy of and compliance with the Company's internal controls.

        - Determining whether the scope of the internal auditor's activity has been restricted by Management.

Legal Matters

        - Discussing with Management and/or the Company's outside counsel any legal matters (including the status of pending litigation) that may have a material impact on the Company's financial statements and any material reports or inquiries from regulatory or governmental agencies and Management responses thereto.

Review and Revision of the Charter

        - Reviewing and reassessing this Charter annually and recommending any proposed changes to the Board for approval.

SOME LIMITATIONS ON THE COMMITTEE'S ROLE

        The Committee's job is one of oversight. While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of Committee to plan or conduct audits or to determine that the company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Management is responsible for the preparation of the Company's financial statements and the independent auditors are responsible for auditing those financial statements. The Committee and the Board recognize that Management and the independent auditors have more resources and time and more detailed knowledge and information regarding the Company's accounting, auditing, internal control and financial reporting practices than the Committee does; accordingly, the Committee's oversight role does not provide any expert or special assurance as to the financial statements and other financial information provided by the Company to its shareholders and others.

P R O X Y                      BRUNSWICK BANCORP

                     FOR THE ANNUAL MEETING OF SHAREHOLDERS
                             TUESDAY, APRIL 24, 2001
                  SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

   The undersigned hereby appoints Richard M. Brand and Jack Mula, and each of them, as Proxy, with full power of substitution, to vote all of the stock of BRUNSWICK BANCORP standing in the undersigned's name at the Annual Meeting of Shareholders of Brunswick Bancorp, to be held at the branch office of Brunswick Bank and Trust Company, 439 Livingston Ave., New Brunswick, N.J., on Tuesday, April 24, 2001, at 3:00 p.m., and at any adjournment thereof. The undersigned hereby revokes any and all proxies heretofore given with respect to such meeting.

   THIS PROXY WILL BE VOTED AS SPECIFIED BELOW. IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED FOR THE NOMINEES FOR DIRECTOR LISTED BELOW.
   THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES LISTED ON THE PROXY STATEMENT.

   1. ELECTION OF 12 DIRECTORS.

      / / FOR THE NOMINEES LISTED BELOW (EXCEPT AS MARKED TO THE CONTRARY BELOW)

      / / WITHHOLD AUTHORITY TO VOTE FOR ALL NOMINEES LISTED BELOW

BRUCE ARBEITER, PHILLIP W. BARROOD, JOSEPH DeMARCO, DOMINICK FARACI, JAMES V. GASSARO, CARMEN J. GUMINA, MICHAEL KAPLAN, RICHARD A. MALOUF, ROBERT McDAID, FREDERICK PERRINE, GARY S. RUSSO, ROBERT P. SICA.

   Instructions: To withhold authority to vote for any individual nominee(s) write that nominee's name on the following line:


--------------------------------------------------------------------------------

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL NO. 2 LISTED ON THE PROXY STATEMENT.

   2. ADOPTION OF AN AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED COMMON STOCK OF THE COMPANY FROM 3,000,000 TO 10,000,000 SHARES, AND TO AUTHORIZE 10,000,000 SHARES OF A NEW CLASS OF "BLANK CHECK" PREFERRED STOCK.

      / / For Adoption of the Amendment set forth in Appendix A to the Proxy
          Statement.

      / / Against Adoption of the Amendment set forth in Appendix A to the Proxy
          Statement.

      / / Abstain

   3. In their discretion, upon other matters as may properly come before the meeting.


                                        (OVER)

                                        DATED:_________________________ , 2001


                                        ________________________________________
                                        Signature


                                        ________________________________________
                                        Signature


                                        (Please sign exactly as your name
                                        appears. When signing as an executor,
                                        administrator, guardian, trustee or
                                        attorney, please give your title as
                                        such. If signer is a corporation, please sign the full corporate name and then an authorized officer should sign his name and print his name and title below his signature. If the shares are held in joint name, all joint owners should sign.)

                                        PLEASE COMPLETE, SIGN AND RETURN THIS
                                        PROXY IN THE ENCLOSED RETURN ENVELOPE.